UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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AQUA METALS, INC.
(Name of Registrant as Specified in Its Charter)

PHILOTIMO FUND, LP KANEN WEALTH MANAGEMENT, LLC DAVID L. KANEN ANTHONY AMBROSE ALAN B. HOWE SUSHIL (“SAM”) KAPOOR PADNOS JEFFREY S. PADNOS S. SHARIQ YOSUFZAI
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Kanen Wealth Management, LLC, together with the other participants named herein (collectively, “Kanen”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2018 annual meeting of stockholders (the “2018 Annual Meeting”) of Aqua Metals, Inc., a Delaware corporation.

On April 23, 2018, Kanen issued the following press release:

KANEN ANNOUNCES ADDITION OF FORMER EQUINIX EXECUTIVE SUSHIL (“SAM”) KAPOOR TO ITS SLATE OF HIGHLY QUALIFIED DIRECTOR NOMINEES FOR AQUA METALS’ 2018 ANNUAL MEETING

Replaces David L. Kanen As Director Nominee

Believes Kapoor Is Uniquely Qualified to Serve As Director Given His Proven Track Record of Leadership and Business Growth

NEW YORK, NY – April 23, 2018 /PRNewswire/ -- Kanen Wealth Management, LLC (together with its affiliates, “Kanen”), a stockholder of Aqua Metals, Inc. (“Aqua Metals” or the “Company”) (NASDAQ: AQMS), with an ownership interest of approximately 7.9% of the Company’s outstanding shares, announced today that it has added former Equinix, Inc. executive and proven business leader Sushil (“Sam”) Kapoor to its slate of director nominees for election at Aqua Metals’ upcoming 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”). Mr. Kapoor replaces David L. Kanen as a Director Nominee for the 2018 Annual Meeting and joins Anthony Ambrose, Alan Howe, Jeffrey Padnos and S. Shariq Yosufzai as one of Kanen’s five highly-qualified director candidates for election at the 2018 Annual Meeting.

David Kanen, the managing member of Kanen Wealth Management, stated, “We are incredibly excited by Mr. Kapoor’s decision to join our slate of director nominees for the Aqua Metals Board. He is a recognized corporate leader with significant experience in various leadership roles and possesses the qualities and skill sets that we believe would serve stockholders well in a senior leadership position on the Aqua Metals Board. Mr. Kapoor provides a compelling mix of business acumen and leadership experience. Specifically, as the former Chief Global Operations Officer of Equinix, Inc., Mr. Kapoor played a significant role by instituting measures that helped to lift the stock price of Equinix, Inc. from a split adjusted low of approximately $5 to its current price of more than $400.1 Mr. Kapoor’s proven track record contrasts starkly with that of the recently appointed CFO of Aqua Metals, Frank Knuettel II, who was most recently the CFO of Marathon Patent Group, Inc., whose stock price has declined by over 90% in the past 40 months. We continue to believe our nominees will be highly value enhancing and would represent the best interests of all Aqua Metals stockholders.”

1 See Figure 1

Figure 1

Biography of Sushil (“Sam”) Kapoor

Sushil (“Sam”) Kapoor, age 71, was the Chief Global Operations Officer of Equinix, Inc., a multinational company that specializes in internet connection and related services, since January 2008 until March 2018. As the Chief Operations executive at Equinix, Inc. since early 2001, Mr. Kapoor played a major role in steering the company from near bankruptcy to its current industry leading position. During this period Equinix, Inc. grew from 7 data centers in 6 markets in one country with annual revenue of less than $20 million to more than 180 data centers in 44 metros across 25 major countries spread over 4 continents with annual revenues exceeding $5 Billion. During the same period, the stock price grew from a split adjusted low of around $5 to its current price of more than $400. Mr. Kapoor served as Vice President of Operations of Equinix, Inc., from March 2001 to December 2006 and also served as its Senior Vice President of IBX Operations from December 2006 to January 2008. Prior to joining Equinix, Mr. Kapoor served as Vice President of hosting operations at UUNET Technologies, Inc., the Internet division of MCI (formerly known as WorldCom) from November 1999 to February 2001. He was responsible for the build-out and day-to-day operations of six hosting centers. From May 1995 to November 1999, he served as Vice President, Global Network Technology for Compuserve Network Services, an Internet access provider. Mr. Kapoor served as Senior Director of Telecommunications for over 10 years at Lexis-Nexis in Miamisburg. Mr. Kapoor holds an M.B.A. (Operations Research) from Miami University of Ohio and an M.S. in Electrical Engineering from the University of Cincinnati.

Who Should Stockholders Contact for More Information?

Kanen’s proxy solicitor is Alliance Advisors. If you have any questions or need further assistance, please contact Alliance Advisors at the phone numbers or email listed below:

Alliance Advisors LLC

200 Broadacres Drive, 3rd floor

Bloomfield, NJ 07003

Toll Free: 833.786.5514

Email: info@allianceadvisorsllc.com

Please wait until you receive Kanen’s proxy materials and WHITE proxy card before you cast your vote in connection with the 2018 Annual Meeting.

IMPORTANT

If your shares are held in street name only, your bank or broker can vote your shares only upon receipt of your specific instructions. Please contact the person responsible for your account and instruct them NOT to vote at this time.

If you have any questions or need further assistance, please contact Alliance Advisors at 833.786.5514.

About Kanen Wealth Management, LLC

Kanen Wealth Management, LLC is a Florida-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Kanen invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all stockholders.

Investor contacts:

David L. Kanen, (631) 863-3100

www.kanenadvisory.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Kanen Wealth Management, LLC, together with the other participants named herein (collectively, "Kanen"), has made a preliminary filing with the Securities and Exchange Commission (the "SEC") of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2018 annual meeting of stockholders of Aqua Metals, Inc., a public company formed under the laws of Delaware (the "Company").

KANEN STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Philotimo Fund, LP ("Philotimo"), Kanen Wealth Management, LLC, David, L. Kanen, Anthony Ambrose, Alan B. Howe, Sushil (“Sam”) Kapoor, PADNOS, Jeffrey S. Padnos and S. Shariq Yosufzai.

As of the date hereof, Mr. Kanen beneficially owns 2,283,678 shares of Common Stock of the Company. Mr. Kanen directly beneficially owns 116,082 shares of Common Stock of the Company. Philotimo beneficially owns 300,000 shares of Common Stock of the Company. Kanen Wealth Management, LLC beneficially owns 1,867,596 shares of Common Stock of the Company. Kanen Wealth Management, LLC as the general partner of Philotimo, may be deemed the beneficial owner of the 300,000 shares of Common Stock owned by Philotimo. Mr. Kanen, as the managing member of Kanen Wealth Management, LLC may be deemed the beneficial owner of the 1,867,596 shares of Common Stock owned by Kanen Wealth Management, LLC and the 300,000 shares of Common Stock owned by Philotimo. As of the date hereof, Mr. Kapoor directly beneficially owns 4,000 shares of Common Stock of the Company. As of the date hereof, Mr. Padnos beneficially owns 318,000 shares of Common Stock of the Company. Mr. Padnos directly beneficially owns 118,000 shares of Common Stock of the Company. PADNOS beneficially owns 205,200 shares of Common Stock of the Company. Mr. Padnos, as the Chairman of PADNOS, may be deemed the beneficial owner of the 205,200 shares of Common Stock of the Company owned by PADNOS.

As of the date hereof, Messrs. Ambrose, Howe and Yosufzai do not directly or beneficially own any securities of the Company.